Exhibit 3.16

CERTIFICATE OF FORMATION

OF

SANTA BARBARA ASSET MANAGEMENT, LLC

This Certificate of Formation of SANTA BARBARA ASSET MANAGEMENT, LLC (the “Company”), has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.             Name. The name of the limited liability company formed hereby is:

Santa Barbara Asset Management, LLC

2.             Registered Office. The address of the registered office of the Company in the State of Delaware is:

c/o National Corporate Research, Ltd.

615 South DuPont Highway

Kent County

Dover, Delaware 19901

3.             Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is:

National Corporate Research, Ltd.

615 South DuPont Highway

Dover, Delaware, 19901

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 19th day of July, 2005.

/s/ Michael E. Pfau
Name: Michael E. Pfau
An Authorized Person

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.             The name of the limited liability company is Santa Barbara Asset Management LLC

2.             The Registered Office of the limited liability company in the State of Delaware is changed to 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY

By:	/s/ Sherri Hlavacek
Authorized Person

Name:	/s/ Sherri Hlavacek
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